Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Provides Update on Plan to Improve Capital Position

SPOKANE, Wash.--(BUSINESS WIRE)--March 16, 2010--Sterling Financial Corporation (NASDAQ:STSA) today said it is in active negotiations with several private equity investors, its major creditors and its regulators about various strategic alternatives designed to put Sterling on a sound financial footing and to allow it to recapitalize and grow its business.

As part of that plan, Sterling requested and received a letter from the U.S. Department of the Treasury (“Treasury”) expressing conditional support for a plan to convert the Sterling preferred stock that Treasury holds into Sterling common stock. In addition, Sterling said it has received several non-binding proposals from private equity firms, and has entered into a non-binding letter of intent with one firm to provide additional capital to recapitalize Sterling.

“We continue to make progress toward raising capital and improving our financial condition. We are encouraged by the positive recognition of the value of Sterling’s franchise and the continued loyalty of the customers and the communities we serve,” said Greg Seibly, president and chief executive officer of Sterling Financial Corporation. “Treasury’s expression of support for this proposed conversion of its preferred stock is a significant step in Sterling’s capital recovery plan.”

Sterling’s recovery plan is expected to include a restructuring of its capital and liabilities. As such, Sterling has been actively engaged with two of its major stakeholders, the owners of its outstanding trust preferred securities (“TruPS”) and Treasury, which holds preferred stock that Sterling issued as part of Treasury’s Capital Purchase Program, and which was designed to support the health of the nation’s banking sector.

In its letter, Treasury set forth several conditions for its approval of the conversion of the Treasury-owned securities to common equity. Among other things, Sterling must obtain the consent for the repurchase of Sterling’s TruPS by a substantial portion of the holders of those securities; must raise at least $650 million of additional capital through the issuance of new common equity; and must execute a definitive agreement for that conversion with Treasury.

Sterling also continues to consider and explore these and other alternatives, including the raising of capital through public or private equity offerings; the potential sale of Sterling or some or all of its assets; or other substantial adjustments to Sterling’s balance sheet. All proposals received by Sterling to date contemplate a conversion of the Treasury’s preferred stock at a discount to the face value, and the exchange of a substantial portion of the TruPS into cash at a significantly reduced price.

In February 2010, Sterling began making cash offers to repurchase its outstanding series of TruPS at an 80 percent discount from the stated value. Formal offers have been extended to registered owners of Sterling’s managed TruPS series, who have until March 23, 2010 to consent to the terms of Sterling’s cash tender offer. Owners of Sterling’s unmanaged TruPS series have until March 31, 2010 to consent to the terms of Sterling’s cash offer. Sterling’s cash tender offer is conditioned upon the completion of a successful capital raise, as well as the receipt of all applicable approvals from the Federal Reserve Bank of San Francisco.

Sterling is being assisted in its exploration of these various alternatives by financial advisors Sandler O’Neill+Partners, Barclays Capital and FBR Capital Markets.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Dec. 31, 2009, Sterling Financial Corporation had assets of $10.9 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and strategies for recapitalization. There can be no assurance that any of these efforts will be successful. When used in this release, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to: Sterling's ability to maintain adequate liquidity and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling's ability to timely implement its strategies for recapitalization and comply with regulatory actions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sterling's Annual Report on Form 10-K, as updated periodically in Sterling's filings with the Securities Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Investor Contacts:
EVP/Chief Financial Officer
Daniel G. Byrne, 509-458-3711
or
EVP/Investor & Corporate Relations
David Brukardt, 509-863-5423
or
Media Contact:
VP/Communications Manager
Cara Coon, 509-626-5348